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                                                                   EXHIBIT 10.37


                            CREDIT FACILITY AGREEMENT

                  THIS CREDIT FACILITY AGREEMENT (this "Agreement") is entered into as of this 11th day of November 1996, by and between Candlewood Hotel Company, Inc., a Delaware corporation ("Candlewood Inc"), and Doubletree Corporation, a Delaware corporation ("Doubletree").

                                    RECITALS

                  A. Doubletree, the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership"), and JPD Corporation, a Kansas corporation, formed Candlewood Inc in August 1996 to succeed to the business of Candlewood Hotel Company, L.L.C., a Delaware limited liability company ("Candlewood LLC").

                  B. The membership interests in Candlewood LLC were owned 50% by Doubletree, 42.5% by JPD Corporation and 7.5% by the Fix Partnership.

                  C. Pursuant to the Limited Liability Company Agreement of Candlewood Hotel Company, L.L.C. (the "Candlewood LLC Agreement"), Doubletree agreed to contribute to Candlewood LLC up to $15 million as requested by the members of Candlewood LLC. The Candlewood LLC Agreement provided that Doubletree would receive a preferred return on each such contribution equal to seven percent (7%) per annum for the first twelve months following its contribution, ten percent (10%) per annum for the second twelve months and fifteen percent (15%) per annum thereafter.

                  D. Prior to the proposed public offering (the "Offering") of Common Stock of Candlewood Inc, the amount of capital in excess of $200,100 previously contributed to Candlewood LLC by Doubletree, together with a preferred return on such amount (collectively, the "Excess Contribution Amount"), will be distributed to Doubletree.

                  E. Candlewood Inc desires to obtain from Doubletree, prior to the Offering, a $15 million subordinated credit facility.

                  F. Doubletree is willing to lend to Candlewood Inc an aggregate of up to $15 million upon the terms and subject to the conditions set forth herein.

                  NOW THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

                  1. Initial Loan Disbursement. Concurrently with the execution of, and subject to the terms and conditions of, this Agreement, Doubletree shall make a loan (the "Initial Loan") to Candlewood Inc in a principal amount equal to the Excess Contribution Amount, to be evidenced by a promissory note (the "First Note") in the form attached as Exhibit A. The terms of the Initial Loan shall be governed by the First Note.

                  2. Additional Loan Disbursements. Subsequent to the date of the Initial Loan, subject to the terms and conditions of this Agreement, Doubletree shall make
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additional loans (the "Additional Loans") to Candlewood Inc, at such times as requested by Candlewood Inc upon 30 days' written notice, in increments of not less than $100,000, each such loan to be evidenced by a promissory note (an "Additional Note") in the form attached as Exhibit B. The terms of each Additional Loan shall be governed by the applicable Additional Note. The aggregate principal amount of the Initial Loan and the Additional Loans shall not exceed $15 million. Repayment of the Initial Loan or any of the Additional Loans shall not affect this $15 million limit. For example, if the aggregate principal amount of the Initial Loan and the Additional Loans were $13 million (leaving $2 million available for borrowing hereunder) and Candlewood repaid $5 million of that principal amount, the total principal amount available for borrowing hereunder would remain $2 million.

                  3. Conditions Precedent. Doubletree's obligation to make the Initial Loan is subject to its receipt of the Initial Note, fully executed and acknowledged. Doubletree's obligation to make an Additional Loan is subject to its receipt of (i) a written request for such Additional Loan from Candlewood Inc at least 5 days (or such shorter time as shall be agreed upon by the parties) prior to the date on which Candlewood Inc. requests that the Additional Loan be disbursed and (ii) an Additional Note, fully executed and acknowledged; provided, however that if (a) any proceedings shall be commenced by or against Candlewood Inc, as debtor, under any bankruptcy, reorganization, insolvency, readjustment of debt, arrangement, receivership or liquidation law or statute of the federal or any state government and such proceeding has not been dismissed or an order for relief granted with respect thereto or (b) if an event which would, or which with the giving of notice or passage of time would, permit any of the Note or the Additional Notes to be accelerated and to become immediately due at the option of the holder thereof, shall have occurred and be continuing or would occur and exist after the funding of such Additional Loan, and such event shall not have been waived or consented to by the holders of the Note or the Additional Note, Doubletree shall be under no obligation to make an Additional Loan.

                  4.       Miscellaneous.

                           (a) All notices, requests and other communications required or permitted to be made hereunder shall, except as otherwise provided, be in writing and may be delivered personally or sent by telegram, telecopy, telex or certified mail, postage prepaid, addressed as follows:

         To Doubletree:    Doubletree Corporation
                           410 North 44th Street, Suite 700
                           Phoenix, Arizona 85008
                           Attention: David L. Stivers
                                      Senior Vice President, General Counsel and
                                      Secretary
                           Telecopy number: (602) 220-6602




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        To Candlewood Inc:  Candlewood Hotel Company, Inc.
                            Lakepoint Office Park
                            9342 East Central
                            Wichita, Kansas 67206-2555
                            Attention: Warren D. Fix
                                       Executive Vice President, Chief Financial
                                       Officer and Secretary
                            Telecopy number:  (316) 631-1333

         with a copy to:    Latham & Watkins
                            650 Town Center Drive, Suite 2000
                            Costa Mesa, California  92626
                            Attention:  Charles K. Ruck
                            Telecopy number:  (714) 755-8290

         Such notices, requests and other communications sent shall be effective upon receipt, unless sent by (i) overnight courier, in which case they shall be effective exactly one (1) business day after deposit with such overnight courier, or (ii) mail, in which case they shall be effective exactly three (3) business days after deposit in the United States mail. Either party may change its address or other information by giving notice thereof to the other party hereto in conformity with this paragraph.

                           (b) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

                           (c) This Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against which such change, waiver or termination is sought to be enforced.

                           (d) All rights of Doubletree hereunder shall inure to the benefit of its successor and assigns. Candlewood Inc shall not assign any of its interest under this Agreement without the prior written consent of Doubletree; provided that Candlewood Inc shall be entitled to direct loans made pursuant hereto to be paid to any of its directly or indirectly wholly owned subsidiaries. Any purported assignment inconsistent with this provision shall, at the option of Doubletree, be null and void.

                           (e) In any action or proceeding brought to enforce any provision of this Agreement, or to seek damages for a breach of any provision hereof, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                           (f) If any provision of this Agreement should be found to be invalid or unenforceable, all of the other provisions shall nonetheless remain in full force and effect to the maximum extent permitted by law.



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                           (g) This Agreement, together with the Initial Note
         and Additional Notes, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

                           (h) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.






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                  IN WITNESS WHEREOF the parties hereto have executed this
Agreement as of the date set forth above.


DOUBLETREE CORPORATION,                    CANDLEWOOD HOTEL COMPANY, INC.,
a Delaware corporation                     a Delaware corporation



By: /s/ Richard M. Kelleher                By: /s/ Warren D. Fix
   -----------------------------------        ----------------------------------
   Name: Richard M. Kelleher                  Warren D. Fix
        ------------------------------        Executive Vice President, Chief
   Title:President and Chief                  Financial Officer and Secretary
         -----------------------------
         Executive Officer
         -----------------------------





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